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EXHIBIT 10.7

                            STOCK OPTION AGREEMENT

THIS AGREEMENT made as of the 21/ST/ day of December 2000, by and between Yak Communications (USA) Inc., a Florida corporation (the "Company") and Charles Zwebner ("Zwebner").

WHEREAS, Zwebner is employed by Yak Communications (Canada), Inc., a wholly owned subsidiary of the Company, as its President pursuant to that certain Employment Agreement dated as of the 20th day of September 2000 (the "Employment Agreement");

WHEREAS, in conjunction with Zwebner's employment, the Board of Directors of the Company (the "Board") has authorized granting to Zwebner options to purchase the number of shares of common stock of the Company specified in paragraph (a) hereof, at the prices and for the terms specified herein, pursuant to the terms and conditions stated herein.

NOW, THEREFORE, in consideration of the terms, conditions, covenants, agreements and obligations herein stated, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is mutually agreed by and between the parties hereto as follows:

     1.   Option.  The Company hereby grants to Zwebner the option (the
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"Option") to purchase up to 1,284,000 common shares of the Company (the "Option
Shares"), on the terms hereinafter set forth.

     2.   Purchase Price.  The purchase price payable for the Option Shares
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shall be $1.558 per share (the "Purchase Price"), to be paid by Zwebner to the
Company upon delivery of such Option Shares. The Purchase Price shall be payable as follows: (i) in cash; (ii) by certified check; (iii) in an equivalent amount of common stock shares of Talk Visual Corporation, a Nevada corporation ("TVCP"); or (iv) such other consideration of value.

     3.   Exercise of Option.  This Option to purchase shall be exercisable by
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Zwebner on or before December 31, 2003 (the "Option Period"), by notice in writing to the Company at 55 Town Centre, #610, Scarborough, Ontario, Canada M1P 4X4. Notwithstanding the foregoing, the Option shall be exercisable solely upon the occurrence of any of the following events during the Option Period: (i) the sale of all or substantially all of the assets of the Company ("Sale"); or (ii) an initial public offering of an equity security by the Company under the Securities Act of 1933, as amended ("IPO").

          (a) In the event of a Sale, Zwebner shall receive the value of the Option from the sale proceeds. As used in this subsection, "value" shall mean the net amount distributable from the sales proceeds to 1,284,000 shares, pro-rata to the other outstanding common shares, less $1.558 per share which is payable to the Company. For example, if 3,852,000 shares are outstanding and the Company is sold for $51,360,000 ($10 per share including the option shares) Zwebner shall receive $10,839,528; and the balance of the sale proceeds of $40,520,472 shall be divided between the 3,852,000 outstanding shares.

          (b) In the event of an IPO (and TVCP desires to maintain its then current stock ownership level in the Company, but in no event maintain in excess of 51% ownership), then TVCP shall: (i) first, convert any and all loans which it may have made to the Company, at the net IPO offering price, into equity in a sufficient amount to maintain its then current stock ownership level (the "Minimum Level"); and, if there is not sufficient indebtedness such that upon conversion TVCP does not have at least the Minimum Level then, (ii) TVCP may purchase Option Shares from Zwebner in an amount necessary to maintain the Minimum Level; and if necessary thereafter, (iii) TVCP may purchase additional shares in the IPO. In the case of a purchase of Option Shares from

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Zwebner, TVCP shall purchase these additional shares at a price per share equal to the price offered to the public in the IPO. The option price per share of $1.558 shall be paid in cash to the Company and the difference between $1.558 and the price per share offered to the public in the IPO shall be paid to Zwebner with at least 50% in cash and the balance in an equivalent amount of TVCP common stock. In the case of a purchase under subsection (b)(iii) of additional shares in the IPO, TVCP shall purchase the additional shares at the price offered to the public in the IPO and in cash consideration only.

          (c)  Non-Exercise of Option.  In the event that neither of the
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conditions to exercise set forth in Section 3(a) or (b) above, is satisfied prior to the expiration of the Option Period or in the event of Zwebner's death or termination of his employment with the Company prior to December 31, 2003 for any reason excluding for cause under Sections 4.01(i) - (iii) of the Employment Agreement, Zwebner or his personal representative may then require that the Company purchase the Option Shares (the "Buy Out"). The Company shall purchase the Option Shares at a price per share equal to the value of the shares based upon a market value sale price of the Company as if the Company were to be sold and the value of the Option Shares would be included in the sale price as calculated in 3(a) above. The market value sale price of the Company shall be determined by a business valuator specializing in telecommunications from a firm of the top ten national certified public accountants hired to value the Company. The value of the Option shall be paid to Zwebner or his personal representative in cash, or at the Company's option, in common stock shares of the Company within 90 days of the exercise of the Buy Out. For example, if at the time of the exercise of the Buy Out there are 3,852,000 shares outstanding and the Company's market value is $10 per share, then Zwebner shall receive $8,129,646 in cash, or at the Company's option, 1,031,680 shares of the common stock of the Company.

     4.   Closing.  Delivery of the Option Shares and payment of the Purchase
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Price shall take place at the Company's offices, within 2 business days following receipt by the Company of the notice of the exercise of the Option.

     5.   Representation, Warranties and Covenants of the Company.  The Company
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represents, warrants to Zwebner as follows, which representations and warranties shall be true and correct as of the closing as well as on the date hereof:

          (a) This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company and the Company has the requisite power and capacity to execute, deliver and perform this Agreement and to comply with the terms hereof.

          (b) The grant of the Option by the Company does not, and the sale of the Option Shares to Zwebner by the Company, upon payment of the Purchase Price thereof, will not, conflict with or constitute an event of default under or breach of any agreement, document or instrument to which the Company is a party.

          (c) The Option Shares underlying the Option granted by the Company hereunder are currently owned by the Company and, upon exercise of the Options by Zwebner and payment of the Purchase Price therefor, Zwebner will acquire such Option Shares free and clear of all security interests, claims, liens, security or other interests, encumbrances and charges of any kind whatsoever.

          (d) Until the earlier of (i) the exercise of the Option granted by the Company or (ii) the expiration of the Option Period, the Company will not sell, transfer, assign, pledge, alienate or hypothecate any of the Option Shares, or permit such Option Shares to become subject to any mortgage pledge, lien, security or other interest, encumbrance or charge of any kind.

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          (e)  The Company is a Florida corporation in good standing under the laws of the State of Florida.

     6.   Binding Effect.  This Agreement shall be binding upon the parties,
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their heirs, legal representatives, successors and assigns.

     7.   Entire Agreement.  This Agreement supersedes all prior agreements
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between the parties relating to this subject matter.  There are no other understandings or agreements between the parties concerning the subject matter.

     8.   Non-waiver.  No delay or failure by either party to exercise any right
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under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right, unless otherwise expressly provided herein.

     9.   Currency.  All references to currency made in this Agreement are to
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U.S. Dollars.

     10.  Governing law.  This Agreement shall be construed in accordance with
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the laws of the State of Florida.

     11.  Counterparts.  This Agreement may be executed in two or more
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counterparts, each of which together shall be deemed an original but all of which together shall constitute one and the same instrument.

                     [SIGNATURES BEGIN ON FOLLOWING PAGE]

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                    /s/ Charles Zwebner
                                    Charles Zwebner



                              YAK COMMUNICATIONS (USA) INC.


                              By: /s/ Charles Zwebner
                              Name:   Charles Zwebner
                                       Director

                              By: /s/ Anthony Heller
                              Name:   Anthony Heller
                                       Director

                              By: /s/ David Brothman
                              Name:   David Brothman
                                       Director

                              By: /s/ Eugene Rosov
                              Name:   Eugene Rosov
                                       Director

                              By: /s/ Clint Snyder
                              Name:   Clint Snyder
                                       Director

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                                    JOINDER

Talk Visual Corporation ("TVCP"), intending to be legally bound, and understanding that Charles Zwebner has entered into this Stock Option Agreement, in part based on TVCP's entry into the Agreement to the extent (and only to the extent) set forth in this sentence, covenants that it shall be bound by the provisions contained in this Agreement.



                                      TALK VISUAL CORPORATION



                                      By: /s/ Eugene Rosov
                                      Name:   Eugene Rosov
                                      Title:  President

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